Exhibit 28(g)(2)

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment, dated as of May 30, 2014, between Reality Shares ETF Trust, (the “Trust”), each Fund listed on Schedule II of the Custody Agreement dated January 21, 2014, (the “Fund”) severally and not jointly, and The Bank of New York Mellon (the “Custodian”), who are parties to the Custody Agreement dated January 21, 2014 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Schedule II to the Agreement (which revised version is attached) is amended to reflect changes to the names of the following funds as set forth below, effective May 30, 2014:

Reality Shares Isolated U.S. Dividend Growth Index ETF to be Reality Shares DIVS Index ETF

Reality Shares Isolated Global Dividend Growth Index ETF to be Reality Shares NASDAQ-100 DIVS

Index ETF Reality Shares Isolated Dividend Growth ETF to be Reality Shares DIVS ETF

Schedule II is hereby replaced in its entirety with the attached Schedule II dated the date hereof.

2. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH FUND LISTED ON SCHEDULE II
HERETO, SEVERALLY AND NOT JOINTLY:
(each, a “Fund”)

By:	/s/ Tom Trivella
Name:
Title:

THE BANK OF NEW YORK MELLON
(the “Custodian”)

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

SCHEDULE II

SERIES

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF